Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-582-3498	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2010
First Quarter Financial Results

POMPANO BEACH, FL – February 16, 2010 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today financial results for its first quarter of fiscal 2010, the period ended December 31, 2009.

First Quarter Fiscal 2010 Highlights

•	First quarter fiscal 2010 revenues were approximately $4.1 million, up 9.1% sequentially compared to the fourth quarter of fiscal 2009.
•
Onstream recorded approximately $155,000 in additional DMSP and hosting division revenues for the first quarter of fiscal 2010, representing a 39% net increase over the first quarter of the prior fiscal year.

•
Gross profit for the first fiscal 2010 quarter was approximately $2.7 million, or 65.4% of revenues, compared sequentially to gross profit of approximately $2.3 million, or 62.7% of revenues in the fourth quarter of fiscal 2009 and compared to gross profit of approximately $3.0 million, or 67.7% of revenues in the first quarter of the prior fiscal year.

Subsequent Developments

•
Trade Show Exhibitors Association (tsea.org) signed an agreement to market Onstream Media's MarketPlace365TM platform, a lead generation, social media marketing and comprehensive communications platform that enables publishers, associations, trade show promoters and entrepreneurs to cost effectively self-deploy their own profitable, online virtual marketplaces, to TSEA's members, vendors and sponsors. TSEA is headquartered in Chicago, Illinois, with regional chapters throughout the United States and Canada.

•
Onstream was granted an extension through April 19, 2010 for its common stock to meet the minimum bid price requirement to remain listed on The NASDAQ Capital Market. Onstream may be considered compliant if its common stock closes at a bid price of $1.00 per share or greater for a minimum of 10 consecutive trading days prior to that deadline.

•	Onstream received additional investor funding of $250,000 in January 2010.

Financial Discussion

Revenues for the first quarter of fiscal 2010 of approximately $4.1 million represent a sequential increase of 9.1% versus approximately $3.7 million in the fourth quarter of fiscal 2009, although the first quarter fiscal 2010 revenues declined compared to revenues for the first quarter of fiscal 2009. This sequential increase in revenues is due to a 19.0% sequential increase in webcasting revenue and a 36.8% sequential increase in DMSP and hosting revenue.
In addition, Onstream recorded an approximately $155,000 (39%) net increase in DMSP and hosting division revenues for the first quarter of fiscal 2010 over the first quarter of the prior fiscal year. This increase in DMSP and hosting division revenues included an approximately $53,000 increase in DMSP “Store and Stream” and “Streaming Publisher” revenues and an approximately $102,000 increase in hosting and bandwidth charges to certain larger DMSP customers serviced by the Smart Encoding division.

Gross profit for the first quarter of fiscal 2010 was approximately $2.7 million compared sequentially to gross profit of approximately $2.3 million for the fourth quarter of fiscal 2009 and compared to approximately $3.0 million in the year-ago quarter.  The gross margin percentage for the first quarter of fiscal 2010 was 65.4% of revenues, compared sequentially to 62.7% of revenues in the prior quarter (fourth quarter fiscal 2009) and compared to 67.7% of revenues in the year-ago quarter. The gross margin percentage for the first quarter of fiscal 2010 was approximately 76.8% of revenues for the Webcasting division and approximately 66.3% of revenues for the Infinite Conferencing division.

Total operating expenses for the first quarter of fiscal 2010 were approximately $6.8 million, down $3.2 million as compared to $10.0 million in the prior-year first quarter. This decrease was  primarily due to the $3.1 million charge for impairment of goodwill and other intangible assets in the current fiscal year quarter being $2.4 million lower than the $5.5 million charge for such item in the comparable period of the prior fiscal year. In addition, depreciation and amortization expense and compensation expense each also decreased by approximately $526,000 and $327,000, respectively, in the three months ended December 31, 2009, as compared to those expenses for the corresponding period of the prior fiscal year.

The decrease in compensation expense for the three months ended December 31, 2009 of approximately $327,000 was 13.6% of that expense for the corresponding period of the prior fiscal year. Effective October 1, 2009, a significant portion of our workforce, including all of management, took a 10% payroll reduction, which we expect will be maintained until increased revenue levels result in positive cash flow. This action, as well as payroll cost reduction actions undertaken primarily during February and March 2009, represent anticipated compensation expense reductions of approximately $1.3 million for fiscal 2010, as compared to fiscal 2009, and are the primary reason for the decreased compensation expense for the first quarter of fiscal 2010.

The consolidated net loss for the three months ended December 31, 2009 was approximately $(4.3) million, or $(0.10) loss per share (based on 44.6 million weighted average shares outstanding), as compared to a loss of approximately $(7.1) million, or $(0.17) loss per share (based on 42.8 million weighted average shares outstanding) for the prior-year first quarter. The net loss of $(4.3) million included approximately $4.2 million of non-cash expenses, including a $3.1 million non-cash write down for impaired goodwill and other intangible assets in addition to depreciation and amortization charges and non-cash compensation expense for shares and options paid to employees and consultants. This resulted in approximately $111,000 cash used in operating activities (before changes in current assets and liabilities) during the first quarter of fiscal 2010.

Onstream’s cash balance was approximately $331,000 as of December 31, 2009. Subsequent to the end of the quarter, the Company received additional funding for its operations of $250,000 from a single investor, via a subordinated convertible note.

Outlook

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “It is clear that in many respects the economic conditions that affected our webcasting and conferencing results during the fourth quarter are improving. The last few months have demonstrated to us that our MarketPlace365 platform represents a compelling offering for virtual trade show organizers, publishers and associations, as our product announcement and subsequent demos were met with significant industry attention. In the fourth quarter of fiscal 2009, we announced that Tarsus Group plc. chose MarketPlace365 because our platform will allow them to create an additional revenue stream as well as benefit their large membership. Subsequently we have added the Trade Show Exhibitors Association (tsea.org) as an agent to market the MarketPlace365 platform and we anticipate that they and our other agents will sign additional customers in the coming weeks. We are increasingly optimistic about the potential of this product offering and believe Marketplace365 can become a growth driver for us, starting this year.”

Mr. Selman continued, “We presented our plan to regain NASDAQ compliance to a NASDAQ panel on December 3, 2009. Subsequent to the quarter end, the panel granted us until April 19, 2010 to meet the minimum bid price requirement. Our common stock must close at a bid price of $1.00 per share or greater for a minimum of 10 consecutive trading days prior to the April 19, 2010 deadline to remain listed on The NASDAQ Capital Market. We have been pleased to see the recent increase in our share price. We will continue to work diligently on MarketPlace365 and other initiatives, and believe that as we continue to keep the market informed of our progress, it will recognize Onstream’s potential for success in the form of a sufficiently higher share price which will allow us to attain our goal of NASDAQ compliance.”

“Based on the increasing optimism for our MarketPlace365 platform, as well as the increasing sales of our current products including iEncode and our reductions in operating expenses, we are reiterating our expectation of sequential revenue growth throughout 2010,” concluded Mr. Selman. “We also continue to believe that Onstream will return to cash flow positive status (from operations, before changes in current assets and liabilities) by the second quarter of fiscal 2010.”

Teleconference

Onstream Media will hold a conference call at 4:30 p.m. ET on Wednesday, February 17, 2010, to discuss its fiscal 2010 first quarter financial results for the period ended December 31, 2009. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=66079 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=66079.

About Onstream Media

Onstream Media Corporation (Nasdaq: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, streaming video, mobile streaming and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user-generated content in combination with social networks and online video classifieds, utilizing Onstream Media's Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Bonnier Corporation, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, eBay and Qwest. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	September 30, 2009
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$331,110	$541,206
Accounts receivable, net of allowance for doubtful accounts of $262,379 and $241,298, respectively	2,565,830	2,189,252
Prepaid expenses	443,213	356,963
Inventories and other current assets	122,985	198,960
Total current assets	3,463,138	3,286,381

PROPERTY AND EQUIPMENT, net	3,022,555	3,083,096
INTANGIBLE ASSETS, net	1,698,363	2,499,150
GOODWILL, net	13,996,948	16,496,948
OTHER NON-CURRENT ASSETS	113,699	118,398

Total assets	$22,294,703	$25,483,973
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,424,384	$3,704,676
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	160,912	163,198
Notes and leases payable – current portion, net of discount	1,881,966	1,615,891
Convertible debentures, net of discount	6,070
Series A-12 Convertible Preferred stock – redeemable portion, net of discount	—	98,000
Total current liabilities	5,582,751	5,691,184

Notes and leases payable, net of current portion	676,336	505,061
Convertible debentures, net of discount	1,285,645	1,109,583
Total liabilities	7,544,732	7,305,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-12 Convertible Preferred stock, par value $.0001 per share, authorized 100,000 shares, -0- and 70,000 issued and outstanding, respectively	—	7
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 and -0- issued and outstanding, respectively	3	—
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 45,027,198 and 44,332,699 issued and outstanding, respectively	4,503	4,433
Additional paid-in capital	133,217,443	132,295,895
Unamortized discount	(6,747)	(12,000)
Accumulated deficit	(118,465,231)	(114,110,190)
Total stockholders’ equity	14,749,971	18,178,145

Total liabilities and stockholders’ equity	$22,294,703	$25,483,973

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,
	2009	2008
REVENUE:
DMSP and hosting	$552,225	$397,375
Webcasting	1,410,007	1,564,188
Audio and web conferencing	1,589,961	1,756,969
Network usage	456,213	541,740
Other	60,707	118,925
Total revenue	4,069,113	4,379,197

COSTS OF REVENUE:
DMSP and hosting	253,008	155,251
Webcasting	326,911	461,294
Audio and web conferencing	535,697	430,039
Network usage	187,642	234,290
Other	103,218	132,003
Total costs of revenue	1,406,476	1,412,877

GROSS MARGIN	2,662,637	2,966,320

OPERATING EXPENSES:
General and administrative:
Compensation	2,076,377	2,403,839
Professional fees	478,059	398,598
Other	545,293	607,802
Impairment loss on goodwill and other intangible assets	3,100,000	5,500,000
Depreciation and amortization	567,361	1,093,376
Total operating expenses	6,767,090	10,003,615

Loss from operations	(4,104,453)	(7,037,295)

OTHER EXPENSE, NET:
Interest expense	(235,400)	(139,180)
Other (expense) income, net	(1,188)	31,078

Total other expense, net	(236,588)	(108,102)

Net loss	$(4,341,041)	$(7,145,397)

Loss per share – basic and diluted:

Net loss per share	$(0.10)	$(0.17)

Weighted average shares of common stock outstanding – basic and diluted	44,584,885	42,753,030

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